POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS THAT

I, Robert T. Brady, have made, constituted and appointed, and by these presents do make, constitute and appoint Christopher A. Head and Bojan Popovic, true and lawful attorney(s) for me and in my name, place and stead, to prepare, execute and file with the Securities and Exchange Commission, National Association of Securities Dealers, or any other appropriate regulatory or administrative agencies any and all forms, statements or reports which may be required with respect to reporting my beneficial ownership of securities of Moog Inc., in my capacity as Trustee of the Moog Inc. Stock Employee Compensation Trust (SECT) or individually, including, without limitation, the statements on Schedule 13D, and on Schedule 13G required to be filed pursuant to Section 13 of the Securities Exchange Act of 1934, giving and granting unto said attorney(s) full power and authority to do and preform all and every act or thing whatsoever requisite and necessary to be done in and about the premises, as fully to all intents and purposes as I might or could do if personally present, with full power of substitution and revocation, hereby ratifying and confirming all that the said attorney(s), or his (their) substitute(s) shall lawfully do or cause to be done by virtue thereof.

IN WITNESS WHEREOF, I have hereunto set my hand and seal this date of JULY 31 ST 2023.

R.T. Brady

(Signature)